UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: September 24, 2013

VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 420 Seattle, Washington 98101 (206) 903-1351 (Address of Registrant’s principal executive office and telephone number)

Section 8 – Other Events

Item 8.01 Other Events.

On June 17, 2013, Visualant, Inc. (“Visualant” or the “Company”) filed a complaint (the “Complaint”) against Ascendiant Capital Partners, LLC (“Ascendiant”) in the California Superior Court, County of Orange (Case No. 30-2013-00656770-CU-BC-CJC) for breach of contract, seeking damages, specific performance and injunctive relief against Ascendiant.

The Company entered into an Option Agreement with Ascendiant dated April 26, 2013, pursuant to which the Company had the option to purchase from Ascendiant 4,000,000 shares of the Company’s common stock (the “Option Shares”) for an aggregate purchase price of $300,000.  On May 31, 2013, the Company exercised its option to purchase the 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price.  In its Complaint, the Company alleges that Ascendiant breached its obligations under the Option Agreement by delivering to the Company only 2,284,525 of the 4,000,000 Option Shares and failing to deliver the remaining 1,715,475 Option Shares.

The Company filed a motion for preliminary injunction, seeking an order requiring Ascendiant to transfer the remaining 1,715,475 Option Shares to Visualant or, in the alternative, enjoining Ascendiant from transferring, selling, or otherwise encumbering the Option Shares.  On September 24, 2013, the California Superior Court granted Visualant’s motion, finding that Visualant was likely to prevail on the merits of its claim against Ascendiant.  The Court ordered Ascendiant to deliver 1,715,475 Option Shares to the Company by 4:00PM, September 27, 2013. This delivery has occurred. The Company expects to pursue its damage claim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Ronald P. Erickson
Ronald P. Erickson
Chief Executive Officer

September 27, 2013